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                                                                    EXHIBIT 99.1





[LOGO] NABORS INDUSTRIES                              515 West Greens Road
Eugene M. Isenberg                                    Suite 1200
Chairman                                              Houston, Texas 77067-4525
Chief Executive Officer                               281-874-0035

                                October 12, 1998

CONFIDENTIAL

The Board of Directors of
Pool Energy Services Co.
10375 Richmond Avenue
Houston, Texas 77042

Dear Mr. Jongebloed:

We recently raised with your outside advisor the potential benefits to our respective stockholders, employees and customers of a combination of our two companies. While you have informed us that you believe now is not an appropriate time for a combination, we believe that the current environment causes the combination to make eminent business sense for both companies.

The strategic direction of both Pool and Nabors is complementary. Each company operates drilling and workover platform rigs in the Gulf of Mexico and internationally as well as land drilling operations in Alaska and internationally, including Saudi Arabia. A combination of the two companies can lead to economies of scale that offer the prospect of significant purchasing, operating and other efficiencies. Nabors' offshore presence would also offer significant opportunities for marketing Pool's Sea Mar Fleet.

In times of uncertainty, stockholders, employees and customers will benefit from a larger, stronger and better-capitalized company. I think most industry observers would also agree with this premise. For this reason, we propose putting our two companies together and believe that such a combination is in the best interest of the stockholders of both companies.

We would like to submit to your Board a merger proposal under which Nabors would acquire all of the outstanding shares of Pool at a price of $12.50 per share. This consideration would be payable at least 51% in stock (to preserve tax free treatment) and the remainder in cash. This structure offers those stockholders interested in retaining a long-term position the prospect of participating in future upside prospects that are materially enhanced as a result of the transaction and of growth with the benefit of an over 50 percent premium. At the same time, stockholders electing cash will recognize an immediate substantial premium over current market.

Your management team has clearly been a major contributor to the Company's success. We believe that there will be continuing roles for key management that will offer greater responsibilities and increased opportunities in the context of a substantially larger company.

While we know your business well, our proposal is based on public information. If you can demonstrate additional value, we would consider offering a higher price.



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Nabors' Board of Directors has unanimously approved our proposal. Our financial advisors and bank lenders have assured us that financing is available to meet all transaction requirements. Our legal advisors and we have also carefully studied any potential antitrust issues raised by a combination of our two companies, and we are confident that any necessary approvals for the transaction can be obtained without any undue delay. Our proposal is of course subject to negotiation of a definitive merger agreement containing customary terms and conditions. We are prepared to immediately commence negotiating a definitive acquisition agreement between our companies and to consummate the agreement in an expeditious manner.

My intent in sending this letter is to provide you with information about our contemplated proposal and to express our desire to work together with you to structure a transaction acceptable to your Board. We do not believe this letter requires you to make any public disclosure and we do not intend to make it public at this time. We would hope that at this point you would be prepared immediately to commence discussions on a confidential basis between us.

We would like to meet with you and your representatives to discuss our proposal and to answer any questions that you may have. Please contact my office (281-775-8077) to let me know when we can get together. We would appreciate receiving your views as to our contemplated proposal no later than October 23, 1998.

                                   Sincerely,

                                   /s/ Eugene M. Isenberg

                                   Eugene M. Isenberg
                                   Chairman and Chief Executive Officer



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